Exhibit 10.2

BRYN MAWR BANK CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT

SUBJECT TO THE 2004 STOCK OPTION PLAN

FOR NON-EMPLOYEE DIRECTORS

AGREEMENT, dated as of                     , 20     by and between BRYN MAWR BANK CORPORATION (the “Corporation”) and                     , a non-employee director (“Director”) of the Corporation (the “Optionee” or “you”).

1. This Agreement is subject to the terms and conditions of the Bryn Mawr Bank Corporation 2004 Stock Option Plan (the “Plan”) as approved by the Board of Directors of the Corporation on January 15, 2004 and by the Corporation’s shareholders on April 20, 2004. Any references or definitions contained herein shall, except as otherwise specified herein, be construed in accordance with the terms and conditions of the Plan. On                     , 20    , the Corporation’s Compensation Committee granted the Optionee certain options, described in Section 4 hereof, to purchase its common stock (the “stock”) at                              Dollars and                              Cents ($            ) a share, the market price of the stock on                     , 20    .

2. Subject to the terms and conditions of the Plan and those set forth herein, this Agreement confirms the grant to the

Optionee of the option to purchase              shares of stock at the price of                              Dollars and                              Cents ($            ) per share.

3. The purpose of granting directors, officers and other key employees options pursuant to the Plan is to attract, retain and reward them, to increase their stock ownership and their identification with the Corporation’s interests, and to enhance the value of the Corporation over the long-term for the shareholders. In return for granting this option to you, please acknowledge by signing below at the end of this Agreement that you have read the entire Agreement, including the stock forfeiture and termination provisions in this Section 3 and Sections 6 and 8 and that you agree as follows:

a. Forfeiture of Option Gain and Unexercised Options If You Engage in Certain Activities. The provisions of this subsection 3(a) will apply to all options granted to you under the Plan. If, at any time within (i) the ten (10) year term of this option, or (ii) two (2) years after termination of leaving your directorship with the Corporation, or (iii) two (2) years after you exercise any portion of this option whichever is later, you engage in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to (a) conduct related to your directorship for which either criminal or civil penalties against you may be brought, (b) violation of the Corporation’s policies including, without limitation, the

Corporation’s insider trading policy, (c) soliciting of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation; soliciting or inducing any individual who is an employee or director of the Corporation to leave the Corporation or otherwise terminate their relationship with the Corporation, (d) disclosing or using any confidential information or material concerning the Corporation, or (e) participating in a hostile takeover attempt, then (1) this option shall terminate effective as of the date on which you engage in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and (2) any option gain realized by you from exercising all or a portion of this option shall be paid by you to the Corporation on the day you engage in such activity.

b. Right of Setoff. By accepting this Agreement, you consent to deduction to the extent permitted by law, from any amounts that the Corporation owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or paid time-off pay, as well as any other amounts owed to you by the Corporation), the amounts you owe the Corporation under subsection a. above. Whether or not the Corporation elects to make any setoff in whole or in part, if the Corporation does not recover by means of setoff the full amount you owe it, calculated as set forth above, you agree to immediately pay the unpaid balance to the Corporation.

c. Compensation Committee Discretion. You may be released from your obligations under subsections a. and b. of this Section 3 only if the Compensation Committee of the Board of Directors (the “Compensation Committee”), or its duly appointed agent determines in its sole discretion that such action is in the best interest of the Corporation.

4. Each Option granted under the Plan shall vest at the rate of                              percent (            %) of the initially awarded option per year, commencing with the vesting of the first installment one (1) year after the date of the grant of the option and succeeding installments on the                              anniversaries, respectively, of the date of the grant of the option. Notwithstanding any other provisions of this Agreement, in the event of a Change of Control or your death, Disability or Retirement, the option that has been awarded to you shall immediately vest, unless, prior to death, Disability or Retirement, you violated the option forfeiture provisions of Sections 3, 6 and 8 of this Agreement or your option becomes null and void because of termination of your directorship, as provided in subsections 7.4(c) and (d) of the Plan.

5. The option may be exercised upon vesting but in no event after                     , 20  . Each option shall be exercised by the Optionee delivering to the Treasurer of the Corporation written notice specifying the number of shares that the Optionee then desires to purchase and the option price thereof, together with cash, a check for an amount in United States dollars to the order of the Corporation or shares of Corporation stock equal to the option price of the shares the Optionee desires to purchase and, any applicable withholding tax obligations as described in Section 12 hereof or a combination of Corporation stock and United States dollars, subject to the restriction of Section 7.7(c) of the Plan.

The Corporation may then require that there be presented to and filed with it a written representation by the Optionee that it is then the Optionee’s intention to acquire the shares to be purchased for investment and not with a view to their distribution. In such event, no shares shall be issued or transferred to the Optionee unless and until the Corporation is satisfied with the correctness of such representation.

As soon as practicable after receipt by the Corporation of such written notification and payment and, if required by the Corporation, the Optionee’s representation of the intent to acquire for investment, the Corporation shall, subject to the requirements of Section 13 hereof, issue or transfer to the Optionee the number of shares of stock with respect to which such option shall have been so exercised and shall deliver to the Optionee a certificate or certificates evidencing such shares, registered in the Optionee’s name.

6. Each Option shall expire ten (10) years from its date of grant, but shall be subject to earlier termination as follows:

a.	In the event an Optionee shall cease to be a Director for reasons other than death, Disability or Retirement, each then vested option may only be exercised within ninety (90) days after such Optionee shall cease to be a Director or within the option period, whichever is earlier.

b.	In the event of the termination of an Optionee’s directorship by reason of death, Disability or Retirement, the then outstanding options of such Optionee shall thereupon vest and become exercisable for a period of one (1) year after such Optionee’s death, Disability or Retirement. A deceased Optionee’s options that are still exercisable shall be exercised within one (1) year of the date of the Optionee’s death by the estate of such Optionee or by a person or persons whom the Optionee has designated in a writing filed with the Corporation, or, if no such designation has been made, by the person or persons to whom the Optionee’s rights have passed by will or the laws of descent and distribution.

c.	In the event an Optionee shall cease to be a Director for reasons other than death, Disability or Retirement, each then unvested Option to purchase shares shall be null and void immediately upon termination of the Optionee’s directorship and may not be exercised.

d.	In the event of termination for Cause of an Optionee’s service as a Director, such Optionee’s unexercised vested options and unvested options to purchase shares of stock shall be null and void immediately upon termination of the Optionee’s service and may not be exercised.

e.	In the event that while an Optionee is a Director or after an Optionee ceases to be a Director, such Optionee engages in any of the conduct described in Sections 3 or 8 hereof, then, subject to the discretion of the Compensation Committee, that Optionee shall forfeit the right to exercise options and be required to pay the Corporation the option gains as described in Section 3 hereof.

The Corporation’s Board of Directors Compensation Committee may, in extenuating circumstances, alter the exercise provisions outlined in this Agreement including specifically this Section 6 or Sections 3 or 8 hereof.

7. The term “Corporation” as used in this Agreement with reference to employment shall include employment with any of the subsidiaries of the Corporation. The term “subsidiary” as used in this Agreement shall mean any subsidiary of the Corporation as defined in the Plan. The term “confidential information” as used in this Agreement includes, but is not limited to, records, lists, and knowledge of Corporation’s clients, methods of operation, processes, trade secrets, methods of determination of prices, prices or fees, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the estate, or personal representative or duly appointed legal guardian, to whom this option may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

8. The options are not transferable by the Optionee otherwise than by will or the laws of descent and distribution and, during the lifetime of the Optionee, the option shall be exercisable only by the Optionee. No assignment or transfer of this option whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any attempt to assign or transfer this option the same shall terminate and be of no force or effect.

9. Anything in this Agreement to the contrary notwithstanding, the Optionee hereby agrees not to exercise this option, and that the Corporation will not be obligated to issue any shares to the Optionee hereunder, if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Optionee or the Corporation of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Compensation Committee shall be final, binding and conclusive. The Corporation shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the option or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

10. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Corporation, Attention: Treasurer, at its office at 801 Lancaster Avenue, Bryn Mawr, PA 19010 or to the Optionee at her/his address on the records of the Corporation or at such other address as the Corporation, or Optionee, may designate in writing from time to time to the other party hereto.

11. Neither the action of the Corporation or the shareholders, nor any action taken by the Compensation Committee under the Plan nor any provisions of this Agreement shall be construed as giving to the Optionee the right to be retained as a director of the Corporation.

12. The Corporation may require, as a condition to the delivery of certificates for shares of stock issued pursuant to the exercise of any option, that the Optionee pay to the Corporation any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of shares. The Corporation and any of its subsidiaries including, without limitation, The Bryn Mawr Trust Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including retainer or director fees) otherwise due to an Optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any option grant or to the delivery of shares under the Plan, or to retain or sell, without notice, a sufficient number of the shares to be issued to such Optionee to cover any such taxes, provided that the Corporation shall not sell any such shares if such sale would be considered a sale for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

13. Upon a partial exercise of any option granted pursuant to this Agreement, the Optionee hereby agrees, at the request of the Corporation’s Treasurer, to return this Agreement to the Corporation so that a statement may be placed upon the Agreement by the Treasurer confirming the partial exercise by the Optionee of the option granted by this Agreement.

14. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer, and the Optionee has hereunto set his/her hand and seal, all as of the day and year first above written.

BRYN MAWR BANK CORPORATION

By:

(Signature of Optionee)

(Print Name of Optionee)

(Address of Optionee)